As filed with the Securities and Exchange Commission on April 1, 2010
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Endeavour International Corporation
(Exact name of registrant as specified in its charter)

Nevada	88-0448389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1001 Fannin Street, Suite 1600
Houston, Texas 77002
(713) 307-8700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

J. Michael Kirksey
1001 Fannin Street, Suite 1600
Houston, Texas 77002
(713) 307-8700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
T. Mark Kelly
S. Griffith Aldrich
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said 8(a), may determine.
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering price per	Aggregate Offering	Amount of
Securities to be Registered (1)	registered	share (1)(2)	price	Registration Fee
Common Stock	23,457,779 shares	$1.31	$30,729,690.49	$2,191.03

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i).

(2)	Calculated in accordance with Rule 457(c) based on the average of the high and low prices of our common stock as reported by the NYSE Amex on March 31, 2010.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 1, 2010
Preliminary Prospectus
23,457,779 Shares
Common Stock
(Par Value $0.001 per share)

All of the shares of common stock being registered hereby were originally sold to the selling stockholders in a private placement exempt from the registration requirements of the Securities Act of 1933 on February 4, 2010. We are not selling any common stock under this prospectus and will not receive any proceeds if and when the purchasers sell the common stock in the future.
Up to 23,457,779 shares of our common stock may be offered from time to time by the stockholders named in this prospectus. In the future, the stockholders may sell the common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods. We are registering the offer and sale of the common stock to satisfy registration rights that we have granted to the stockholders.
We are a Nevada corporation. Our principal offices are located at 1001 Fannin Street, Suite 1600, Houston, Texas 77002, and our telephone number is (713) 307-8700. Our common stock is listed on the NYSE Amex under the symbol “END” and on the London Stock Exchange under the symbol “ENDV.” The closing price of our common stock as reported on the NYSE Amex was $1,27 per share on March 31, 2010.
In this prospectus, unless otherwise indicated the terms “Endeavour”, “we”, or “us” will each refer to Endeavour International Corporation and its subsidiaries.

Investing in our Common Stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                    , 2010

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
About This Prospectus
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

i

Prospectus Summary
This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents to which we have referred you before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”
The Company
Endeavour International Corporation is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties with operations onshore in the United States and in the United Kingdom sector of the North Sea. Since commencing operations in 2004, we have built a strong asset base and achieved steady growth through acquisitions and exploration and development activities. Historically, we have focused our operations in the North Sea, but have recently sought to expand our focus to target unconventional U.S. resource plays with shorter production-cycle times and compelling risk/return profiles. As a result, we have established a strong foundation of producing and development assets in several attractive and emerging U.S. resource plays, including approximately 66,000 gross (27,000 net) acres within the Haynesville and Marcellus Shale regions, complemented by our significant development opportunities in the North Sea.
Endeavour International Corporation is a Nevada corporation. Our principal executive offices are located at 1001 Fannin Street, Suite 1600, Houston, Texas 77002, and our telephone number is (713) 307-8700. Our website is www.endeavourcorp.com. The information on our website is not part of this prospectus.

The Offering
On February 4, 2010, we sold 23,457,779 shares of our common stock. We entered into a registration rights agreement with the purchasers in the private offering in which we agreed, for the benefit of the privately issued stock, to file a shelf registration statement with the SEC by April 5, 2010 with respect to potential resales of the common stock. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by May 5, 2010. We intend to comply with those deadlines. We also agreed to keep the shelf registration statement effective until August 5, 2010 or such earlier date as of which the Common Stock have been sold pursuant to the shelf registration statement.

Securities Offered	23,457,779 shares of our common stock.

Common Stock	Our common stock is listed for trading on the NYSE Amex under the symbol “END.” Our common stock is also listed for trading on the London Stock Exchange under the symbol “ENDV.”

Risk Factors
An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, our current reports on Form 8-K and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.
If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Use of Proceeds
We will not receive any of the proceeds from the potential resale of the common stock contemplated by this prospectus. We are registering the common stock described below pursuant to registration rights agreements entered into by us and the selling stockholders in connection with the private placement. Please read “Selling Stockholders” for a list of the persons receiving proceeds from the sale of the common stock.
Business
Our strategic shift to expand our focus to include U.S. onshore asset development has been achieved through measured and specific steps taken in 2009. In May 2009, we sold our assets and operations in the Norwegian sector of the North Sea for approximately $150 million. Proceeds from this sale enabled us to enter into a joint venture relationship with an established U.S. shale operator, providing us with acreage positions and production in some of the most prospective areas of the Haynesville and Marcellus Shales. We also entered into additional joint venture agreements with other selected operators, providing exposure to emerging shale plays in Alabama and Montana.
Our North Sea activities and assets remain a key source of value that can be further developed to increase our overall reserves and production. Our four development projects — Rochelle, Cygnus, Bacchus and Columbus — have the potential to result in significant proved reserves and production, which we believe will generate significant value. Further exploration and development efforts will continue on our current and nearby properties, as appropriate, to best achieve maximum risk-adjusted value for our North Sea assets.
Additional information concerning our company is included in our reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

Description of Capital Stock
General
Our amended and restated articles of incorporation authorize us to issue 310,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary description of our capital stock is not complete and does not give effect to applicable statutory and common law. This summary description is also subject to the applicable provisions of our amended and restated articles of incorporation and amended and restated bylaws.
The transfer agent and registrar for our common stock is StockTrans, Inc., and its telephone number is (610) 649-7300.
Common Stock
As of March 31, 2010, there were 160,677,205 shares of our common stock issued and outstanding, including 799,999 shares of unvested restricted common stock pursuant to inducement grants and 4,332,690 shares of unvested restricted stock awards pursuant to our stock option plans. In addition, as of March 31, 2010, (a) 38,500,000 shares of common stock were reserved for issuance pursuant to the conversion of our Series C Preferred Stock, (b) 16,185,259 shares of common stock were reserved for issuance pursuant to the conversion of our 6.00% convertible notes due 2012, (c) 33,490,700 shares of common stock were reserved for issuance pursuant to the conversion of our 11.5% convertible bonds due 2014, (d) 6,646,448 shares of common stock were reserved for issuance pursuant to incentive plans, of which options to purchase 2,810,379 shares at a weighted average exercise price of $1.56 per share had been issued, (e) 850,000 shares of common stock were reserved for issuance pursuant to stock options outside of our stock plans and (f) 90,000 shares of common stock were reserved for issuance pursuant to warrants outside of our stock plans.
Shares of our common stock are alike and equal in all respects and have one vote for each share held of record for the election of directors and all other matters submitted to the vote of stockholders. Holders of our common stock do not have cumulative voting rights, and thus, holders of a majority of the shares of our common stock represented at a meeting at which a quorum is present can elect all directors to be elected at such meeting. Subject to any restrictions imposed by any of our lenders and after any requirements with respect to preferential dividends, if any, on the preferred stock have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared by our board of directors and paid on the shares of common stock out of funds legally available therefore. After satisfaction of all our debts and liabilities and distribution in full of the preferential amount, if any, to be distributed to the holders of preferred stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or our winding-up, the holders of our common stock shall be entitled to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively. The holders of our common stock do not have any preferential, preemptive right, or other right of subscription to acquire any of our shares authorized, issued or sold, or to be authorized, issued or sold (or any instrument convertible into our shares) other than to the extent, if any, our board of directors may determine from time to time.
Preferred Stock
Our board of directors has the authority, without stockholder approval, to issue preferred stock in one or more series at such time or times and for such consideration as our board of directors may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by our board of directors and may determine, for any series of preferred stock, the terms and rights of the series, including the following:
•	the distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by our board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of our board of directors;

•	the rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

•	whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

•	whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

•	the rights to which the holders of the shares of that series shall be entitled in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up and the relative rights of priority, if any, of payment of shares of that series;

•	whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of preferred stock and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

•	whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

•	whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

•	any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our amended and restated articles of incorporation and to the full extent now or hereafter permitted by the laws of the State of Nevada.
Because the holders of our preferred stock may be entitled to vote on some matters as a class, issuance of our preferred stock could have the effect of delaying, deferring or preventing a change of control. The rights of the holders of our common stock may be adversely affected by the rights of the holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of us.
Series B Preferred Stock
Of the 10,000,000 shares of our authorized preferred stock, 376,287 shares are designated as Series B Preferred Stock, par value $0.001 per share. The authorized shares of Series B Preferred Stock were originally 500,000 shares, however, as a result of our repurchase of an aggregate of 123,713 shares of Series B Preferred Stock in connection with our February 2004 restructuring, the authorized shares were reduced from 500,000 to 376,287.
The Series B Preferred Stock generally provides for the following rights, preferences and obligations:
•	The shares of Series B Preferred Stock accrue a cumulative dividend of 8% of the $100 original issue price of such shares per annum, which is payable before any dividend or other distribution on shares of our common stock.

•	In the event of our liquidation, dissolution, or winding up, the shares of Series B Preferred Stock have a liquidation preference of $100 per share (plus all accrued and unpaid dividends thereon) before any payment or distribution to holders of shares of our common stock.

•	Except as otherwise provided by law, holders of shares of Series B Preferred Stock have the right to vote together with the holders of our common stock on all matters presented to holders of our common stock and have one vote per share.

•	We also have the right to redeem all or any portion of the Series B Preferred Stock at any time by payment of $100 per share plus all accrued and unpaid dividends due thereon.
As of March 31, 2010, there were 19,714 shares of Series B Preferred Stock issued and outstanding.
Series C Preferred Stock
Of the 10,000,000 shares of our authorized preferred stock, 50,000 shares are designated as Series C Preferred Stock, par value $0.001 per share. The Series C Preferred Stock ranks senior to any of our other existing or future shares of capital stock.

The Series C Preferred Stock is fully convertible into common stock at any time at the option of the preferred stock investors, at (i) a conversion price of $1.25 (the “Conversion Price”) and (ii) in an amount of common stock equal to the quotient of the liquidation preference of $1,000 per share (the “Liquidation Preference”) divided by the Conversion Price.
Dividends are payable in cash, or common stock if we are unable to pay such dividends in cash, and any dividends will be paid to the preferred stock investors prior to payment of any other dividend on any other shares of our capital stock. We will pay a cumulative dividend on the Series C Preferred Stock equal to 4.5% per annum of the original issue price (compounded quarterly) if paid in cash and 4.722% per annum of the original issue price (compounded quarterly) if paid in stock. The Series C Preferred Stock also participates on an as-converted basis with respect to any dividends paid on the common stock.
Issuance of dividends in the form of common stock are subject to the following equity conditions (the “Equity Conditions”), which are waivable by two-thirds of the holders of the Series C Preferred Stock: (i) such common stock is listed on the NYSE Amex, the New York Stock Exchange or the Nasdaq Stock Market, and not subject to any trading suspension; (ii) we are not then subject to any bankruptcy event; and (iii) such common stock will be immediately re-saleable by the preferred stock investors pursuant to an effective registration statement and otherwise in compliance with all applicable laws. If we have not maintained the effectiveness of the registration statement pursuant to the registration rights granted to the holders of the Series C Preferred Stock, then the dividend rate on the Series C Preferred Stock will be increased by the product of 2.5% (if the dividend is paid in cash) or 2.63% (if the dividend is paid in stock) times the number of quarters (or portions thereof) in which the failure occurs or we fail to cure such failure.
After November 1, 2010, we may redeem all of the Series C Preferred Stock in exchange for a cash payment to the preferred stock investors of an amount equal to 102% of the sum of the Liquidation Preference plus accrued and unpaid dividends. If we call the Series C Preferred Stock for redemption, the holders thereof will have the right to convert their shares into a newly issued preferred stock identical in all respects to the Series C Preferred Stock, except that such newly issued preferred stock will not bear a dividend (the “Alternate Preferred Stock”). We may not redeem the Series C Preferred Stock if the Equity Conditions are not then satisfied with respect to the common stock into which the Alternate Preferred Stock is convertible.
Upon the tenth anniversary of the initial issuance of the Series C Preferred Stock, we must redeem all of the outstanding Series C Preferred Stock for an amount equal to the Liquidation Preference plus accrued and unpaid dividends payable by us in cash or common stock at our election. Issuance by us of common stock for such redemption is subject to the Equity Conditions and to the market value of the outstanding shares of common stock immediately prior to such redemption equaling at least $500 million.
In the event of a change of control of Endeavour International Corporation, we will be required to offer to redeem all of the Series C Preferred Stock for the greater of: (i) the amount equal to which such holder would be entitled to receive had the holder converted such Series C Preferred

Stock into common stock; (ii) 115% of the sum of the Liquidation Preference plus accrued and unpaid dividends; and (iii) the amount resulting in an internal rate of return to such holder of 15% from the date of issuance of such Series C Preferred Stock through the date that Endeavour International Corporation pays the redemption price for such shares.
As of March 31, 2010, there were 48,125 shares of Series C Preferred Stock issued and outstanding.
Anti-Takeover Provisions of our Articles of Incorporation and Bylaws
Our amended and restated articles of incorporation and amended and restated bylaws contain provisions that could delay, discourage or make more difficult a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider in its best interest. The following is a summary of these provisions.
Preferred Stock
Although our board of directors has no current intent to do so, it could issue one or more series of preferred stock that could, depending on their terms, impede the completion of a merger, tender offer or other takeover attempt. Any decision by our board of directors to issue such preferred stock will be based on their judgment as to the best interest of Endeavour and its stockholders.
Special Meeting of Stockholders
Our amended and restated bylaws provide that special meetings of our stockholders can only be called by resolution of the board of directors or by the written request of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.
Classified Board of Directors
Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Our amended and restated bylaws provide for one to fifteen directors (as determined by resolution of our board of directors). Our amended and restated bylaws also provide that any vacancies may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or special meeting of the stockholders. These provisions may impede a stockholder from gaining control of the board of directors by removing incumbent directors or increasing the number of directors and simultaneously filling the vacancies or newly created directorships with its own nominees.
Notwithstanding the foregoing, our amended and restated bylaws provide that the holders of two-thirds of our outstanding shares of stock entitled to vote may at any time preemptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with our secretary or, in his or her absence, with any other officer.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated articles of incorporation provide that none of our officers or directors will be personally liable to us or our stockholders for damages for a breach of their fiduciary duties as a director or officer, other than (i) for acts or omissions that involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of a distribution. In addition, our amended and restated articles of incorporation and amended and restated bylaws provide that we will indemnify our officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, we also may enter into agreements with any officer or director, and may obtain insurance, indemnifying such officers and directors against certain liabilities incurred by them. Such provisions may have the effect of preventing changes in our management.
Nevada Anti-Takeover Statutes
The Combinations Statute, contained in Sections 78.411 through 78.444 (inclusive) of the NRS, and the Control Share Statute, contained in Sections 78.378 through 78.3793 (inclusive) of the NRS, may have the effect of delaying or making it more difficult to effect a change in control of Endeavour. The Combinations Statute generally prohibits a Nevada corporation with 200 or more stockholders of record from engaging in certain “combinations,” such as a merger or consolidation, with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the company before the person first became an interested stockholder. The purpose of the Combinations Statutes is to ensure that management and stockholders of a Nevada corporation are involved in any potential and material changes to the corporate ownership structure. A “combination” means:
•	any merger or consolidation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation’s assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation; or

•	the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to stockholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation.

An “interested stockholder” generally means:
•	a person or group that owns 10% or more of a corporation’s outstanding voting securities; or

•	an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation’s then outstanding voting securities, unless the acquisition of the 10% or larger percentage was approved by the board of directors before the acquisition.
If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders or if the consideration to be paid by the interested stockholder is fair as provided in the statute.
The Control Share Statute governs acquisitions of a controlling interest of certain publicly held corporations. The purpose of the Control Share Statute, like the Combinations Statute, is to statutorily provide management a measure of involvement in connection with potential changes of control. The Control Share Statute will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless the amended and restated articles of incorporation or amended and restated bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These provisions provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. If control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares. A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of the Control Share Statute, would enable that person to exercise:
•	one-fifth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more, of all of the voting power of the corporation in the election of directors.
Once an acquirer crosses any one of these thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

Selling Stockholders
Each of the selling stockholders acquired its common stock being registered hereby in connection with a private placement in February 2010. We are registering the common stock described below pursuant to registration rights agreements entered into by us and the selling stockholders in connection with the private placement.
This prospectus covers the registration of 23,457,779 shares of our common stock that may be sold from time to time by the stockholders named herein. The selling stockholders may sell all, some or none of the common stock covered by this prospectus.
No offer or sale may be made by a stockholder unless that stockholder is listed in the table below, in a supplement to this prospectus or in a current report on Form 8-K incorporated by reference in the registration statement of which this prospectus is a part. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the common stock offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common stock will be borne by the selling stockholders.
No such sales may occur unless the selling stockholder has notified us of his or her intention to sell our common stock and this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such common stock. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.
The following table sets forth, the name of each selling stockholder, the amount of common stock beneficially owned and the percentage of common stock outstanding owned by each selling stockholder prior to the offering, the number of common stock being offered for each selling stockholder’s account, and the amount to be owned and the percentage of common stock outstanding owned by each selling stockholder following the completion of the offering (assuming each selling stockholder sells all of the common stock covered by this prospectus). The percentages of common stock outstanding have been calculated based on 160,677,205 shares of common stock outstanding as of March 31, 2010. Unless otherwise indicated, the selling stockholders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors, other than as a stockholder, during the past three years.

	Number of		Number of Shares of
	Shares of Common		Common Stock to be
	Stock Beneficially	Number of Share of	Owner After
	Owned Prior to the	Common Stock Being	Completion of the	Percentage of
	Offering(1)	Offered Hereby(2)	Offering(3)	Ownership
Smedvig QIF Plc(4)	32,959,117	5,555,556	27,403,561	15%
Goldman, Sachs & Co. FBO John Seitz IRA(5)	7,476,525	444,444	7,032,081	4.4%

	Number of		Number of Shares of
	Shares of Common		Common Stock to be
	Stock Beneficially	Number of Share of	Owner After
	Owned Prior to the	Common Stock Being	Completion of the	Percentage of
	Offering(1)	Offered Hereby(2)	Offering(3)	Ownership
MLPF & S Custodian FBO Mr. William L. Transier IRA, FBO Mr. William L. Transier(6)	7,035,209	450,000	6,585,209	4.1%
Nancy K. Quinn(7)	1,150,397	166,666	983,731	*
Mrs. Cecilie Paus	1,111,111	1,111,111	—	*
Ms. Caroline Victoria Olympia Paus	555,556	555,556	—	*
Ms. Cecilie Alexandra Pontine Paus	555,556	555,556	—	*
Pelmer Securities S.A.	3,333,333	3,333,333	—	*
Anne Lindsay Cohn Holstead	111,111	111,111	—	*
Bobby Smith Cohn	111,111	111,111	—	*
Brad D. Sanders	55,556	55,556	—	*
Bret D. Sanders	55,556	55,556	—	*
Brian Kuhn	333,333	333,333	—	*
Bruce R. McMaken	16,667	16,667	—	*
Charles R. Ofner and Dianne Ofner TEN COM	166,667	166,667	—	*
Christine M. Sanders	111,111	111,111	—	*
Courtney Cohn Hopson Separate Account	111,111	111,111	—	*
Coy H. Squyres	222,222	222,222	—	*
Dan L. Duncan	277,778	277,778	—	*
Don Sanders and Tanya J. Drury TTEES FBO Tanya Jo Drury Trust	166,667	166,667	—	*
Don Weir and Julie Ellen Weir Ten In Com	33,333	33,333	—	*
Edward F. Heil	555,556	555,556	—	*
Edwin Freedman	200,000	200,000	—	*
Elizabeth Kirby Cohn McCool Separate Property	111,111	111,111	—	*
Eric Glenn Weir	55,556	55,556	—	*
Grant E. Sims and Patricia Sims JT TEN	55,556	55,556	—	*
IRA FBO Don A. Sanders Pershing LLC as Custodian	444,444	444,444	—	*
IRA FBO Eric Weir Pershing LLC as Custodian	1,667	1,667	—	*
IRA FBO Erik Klefos Pershing LLC as Custodian Rollover Account	20,000	20,000	—	*
IRA FBO Gerald Kissner Pershing LLC as Custodian	25,000	25,000	—	*
IRA FBO Julie E. Weir Pershing LLC As Custodian	7,778	7,778	—	*
IRA FBO Lara M. Tate Pershing LLC as Custodian	3,333	3,333	—	*
IRA FBO Lisa Dawn Weir Pershing LLC as Custodian	3,333	3,333	—	*
IRA FBO Nancy G. Kinder Pershing LLC As Custodian Roth Account	27,778	27,778	—	*
IRA FBO Paul R. Tate Pershing LLC as Custodian	3,333	3,333	—	*
IRA FBO Richard Thomas Jacky Pershing LLC as Custodian Rollover Account	115,000	115,000	—	*
IRA FBO Scott M. Marshall Pershing LLC as Custodian	150,000	150,000	—	*
IRA FBO Shannon Weir Pershing LLC as Custodian	1,667	1,667	—	*

	Number of		Number of Shares of
	Shares of Common		Common Stock to be
	Stock Beneficially	Number of Share of	Owner After
	Owned Prior to the	Common Stock Being	Completion of the	Percentage of
	Offering(1)	Offered Hereby(2)	Offering(3)	Ownership
IRA FBO: Katherine U. Sanders/Pershing LLC as Custodian	388,889	388,889	—	*
Irene M. Squyres Family Trust UAD 06/16/97, Coy H. Squyres TTEE	275,000	275,000	—	*
James Ventures, L.P.	555,556	555,556	—	*
James W. Christmas	222,222	222,222	—	*
Johnnie S. Haak Living Trust UAD 08/04/08, Johnnie S. Haak TTEE	50,000	50,000	—	*
Katherine U. Sanders Children Trust Dtd. 2003 / Don Weir Trustee	444,444	444,444	—	*
Laura K. Sanders	222,222	222,222	—	*
Lisa Dawn Weir	22,222	22,222	—	*
Luke J. Drury TTEE Luke J. Drury Non-Exempt Trust	111,111	111,111	—	*
M. St. John Dinsmore	55,556	55,556	—	*
Marge Lutz SUCC TTEE FBO Karen Heil Trustee UAD 12/01/83	277,778	277,778	—	*
Marge Lutz SUCC TTEE FBO Edward F. Heil, Jr. TTEE UAD 12/01/83	277,778	277,778	—	*
Marge Lutz SUCC TTEE FBO Sandra Heil Trustee UAD 12/01/83	277,778	277,778	—	*
Mark Drury TTEE FBO Mark J. Drury Non-Exempt Trust	83,333	83,333	—	*
Matthew Drury TTEE FBO Matthew J. Drury Non-Exempt Trust	111,111	111,111	—	*
Morton A. Cohn	166,667	166,667	—	*
Nancy G. Kinder	44,444	44,444	—	*
Nolan Ryan	222,222	222,222	—	*
Paul Tate and Lara M. Tate TIC	44,444	44,444	—	*
Platinum Business Investment Company, Ltd.	333,333	333,333	—	*
Richard D. Kinder	277,778	277,778	—	*
Richard Thomas Jacky	25,000	25,000	—	*
Russell Hardin, Jr.	333,333	333,333	—	*
Sanders Opportunity Fund (Institutional), L.P.	1,420,028	1,420,028	—	*
Sanders Opportunity Fund, L.P.	441,083	441,083	—	*
Scott Andrews	110,000	110,000	—	*
Scott Marshall and Rose Anna Marshall Jt. Ten	50,000	50,000	—	*
Steve Scott	166,667	166,667	—	*
Tanya J. Drury	166,667	166,667	—	*
Trust No. 3 UAD 12/23/03, Marge O. Lutz TTEE FBO Wm Hunter Heil	277,778	277,778	—	*
William Roger Clemens	277,778	277,778	—	*

Total	66,084,331	23,457,779	42,626,552	23.3%

*	Indicates less than one percent.

(1)	Represents the shares beneficially owned by each stockholder, including the shares purchased in the private offering in February 2010.

(2)	Represents the shares purchased in the private offering in February 2010 and being registered for potential resale. The selling stockholders may sell all, some or none of the common stock covered by this prospectus.

(3)	Represents the number of shares beneficially owned by each selling stockholder, excluding the shares purchased in the private offering in February 2010 and being registered by this prospectus.

(4)	Smedvig QIF Plc (“Smedvig”) is an affiliate of Endeavour International Corporation controlled by the Smedvig family office of Norway. In early 2008, under a private offering, we issued $40 million of 11.5% guaranteed convertible bonds due 2014 to Smedvig through a wholly-owned subsidiary, Endeavour Energy Luxembourg S.a.r.l. The number of shares reported as beneficially owned by Smedvig includes 22,086,059 shares issuable upon conversion of the convertible bonds, based on the initial conversion rate of $2.36 per share and assuming conversion on March 31, 2010. The number of shares issuable to Smedvig upon conversion of the convertible bonds will increase over time depending on the amount of interest that has capitalized on the outstanding bonds at the time of such conversion. If Smedvig does not elect to convert the convertible bonds until the last possible conversion date prior to maturity, the number of shares issuable will increase to 33,406,951 shares.

(5)	Mr. Seitz is the vice chairman of our board of directors.

(6)	Mr. Transier is our chairman, chief executive officer and president. The shares beneficially owned by Mr. Transier include 568,636 shares of common stock underlying stock options.

(7)	Ms. Quinn sits on our board of directors. The shares beneficially owned by Ms. Quinn include 53,334 shares of common stock underlying stock options.
We have prepared the table above and the related notes based on information supplied to us by the selling stockholders. We have not sought to verify such information. Additionally, some or all of the selling stockholders may have sold or transferred some or all of the shares listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling stockholders may change over time.

Plan of Distribution
The shares of common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the common stock covered by this prospectus.
We will not receive any of the proceeds from the offering of common stock by the selling stockholders. We have been advised by the selling stockholders that the selling stockholders may sell none, all or a portion of the common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling stockholders may from time to time offer the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the common stock for whom they may act as agent. The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of such common stock less discounts and commissions, if any.
The common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell common stock short and deliver our common stock to close out short positions, or loan or pledge or our common stock to broker-dealers or others that in turn may sell such securities. The selling stockholder may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such short sales. In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.
Our outstanding common stock is listed for trading on the NYSE Amex and the London Stock Exchange.

The common stock was issued and sold on February 4, 2010 in a transaction exempt from the registration requirements of the Securities Act. We have agreed to indemnify each selling stockholder, and each selling stockholder had agreed to indemnify us, the initial purchasers and each other selling shareholder against certain liabilities arising under the Securities Act.
Stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the common stock by them and any discounts, commissioners or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the common stock by the selling stockholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (a) the sale pursuant to such registration statement of all the shares of the common stock sold in this offering, (b) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144 under the Securities Act or any successor provision, subject to certain permitted exceptions, and (c) the date all of the common stock issued in this offering cease to be outstanding.

Legal Matters
Woodburn and Wedge, our Nevada counsel, has passed upon the validity of the securities offered hereby.
Experts
The consolidated financial statements of Endeavour International Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements refers to changes in the method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities, and the method of estimating oil and gas reserves.
Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and gas reserves owned by us is based on estimates of the reserves prepared by or derived from estimates audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of that firm as experts regarding the matters contained in their report.
Where You Can Find More Information
This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

Our home page is located at www.endeavourcorp.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.
Incorporation of Certain Documents by Reference
We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:
•	our Annual Report on Form 10-K for the year ended December 31, 2009; and

•	our Current Reports on Forms 8-K or 8-K/A filed on January 11, 2010 (two reports), January 19, 2010, January 21, 2010, February 1, 2010, February 5, 2010, February 10, 2010, February 11, 2010 and February 19, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description
These reports contain important information about us, our financial condition and our results of operations.
All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:
Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002
(713) 307-8700
Attention: Corporate Secretary

Cautionary Statement Concerning Forward-Looking Statements
Certain matters discussed in this prospectus and the documents we incorporate by reference herein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties, which may not be exhaustive, relate to, among other matters, the following:
•	discovery, estimation, development and replacement of oil and gas reserves;

•	decreases in proved reserves due to technical or economic factors;

•	drilling of wells and other planned exploitation activities;

•	timing and amount of future production of oil and gas;

•	the volatility of oil and gas prices;

•	availability of drilling and production equipment;

•	operating costs such as lease operating expenses, administrative costs and other expenses;

•	our future operating or financial results;

•	amount, nature and timing of capital expenditures, including future development costs;

•	cash flow and anticipated liquidity;

•	availability and terms of capital;

•	business strategy and the availability of acquisition opportunities; and

•	factors not known to us at this time.
Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. The forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. In addition, any or all of our forward-looking statements in this prospectus and the documents incorporated by reference therein and herein may turn out to be incorrect. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those mentioned in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Forward-looking statements speak only as of the date they were made. Except as required by law, we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Part II
Information Not Required In Prospectus
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth all expenses payable by Endeavour International Corporation in connection with the issuance and distribution of the securities. All the amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$2,107
Fees and expenses of accountants	20,000
Fees and expenses of legal counsel	20,000
Printing and engraving expenses	10,000
Miscellaneous	5,000

Total	$57,107

Item 15. Indemnification of Directors and Officers
Our Articles of Incorporation provide that no officer or director of Endeavour will be personally liable to Endeavour or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (2) the unlawful payment of a distribution. In addition, our articles of incorporation and bylaws provide that Endeavour will indemnify its officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, Endeavour may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.
NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.
NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.
NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
Item 16. Exhibits
The following documents are filed as exhibits to this registration statement:

**2.1	—	Purchase and Sale and Participation Agreement by and between Endeavour and Hillwood Energy Alabama LP. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. Endeavour agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 19, 2010).
**2.2	—	Purchase and Sale Agreement between Endeavour and Cohort Energy Company. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. Endeavour agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 19, 2010).
4.1 (a)	—	Warrants to Purchase Common Stock issued to Trident Growth Fund, LP dated July 29, 2003 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).
4.1 (b)	—	First Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).
4.2	—	Warrant to Purchase 25,000 Shares of Common Stock issued to Trident Growth Fund, L.P. (Incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the Year Ended December 31, 2002).
4.3	—	Indenture, dated as of January 20, 2005, between Endeavour International Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 6.00% Convertible Senior Notes due 2012 (Incorporated by reference to our Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2005).
4.4	—	Registration Rights Agreement dated January 24, 2008 by and between Endeavour International Corporation and Smedvig QIF Plc (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).
4.5	—	Trust Deed dated January 24, 2008 by and among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).
4.6	—	Common Stock Purchase Warrant dated February 26, 2004 issued to Sanders Morris Harris Inc. in connection with the private placement of 25,000,000 shares of Endeavour’s common stock. (Incorporated by reference to Exhibit 10.24 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).
4.7	—	Registration Rights Agreement dated February 4, 2010 by and between Endeavour International Corporation and the Purchasers (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (Commission File No. 001-32212) filed on February 5, 2010).
5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the securities.
12.1	—	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 of our Annual Report on Form 10-K (Commission File No. 001-32212) for the year ended December 31, 2009).
12.2	—	Computation of Ratio of Earnings to Fixed Charges and Preference Securities Dividends (Incorporated by reference to Exhibit 12.1 of our Annual Report on Form 10-K (Commission File No. 001-32212) for the year ended December 31, 2009).
23.1*	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.
23.2*	—	Consent of Netherland, Sewell & Associates, Inc.
23.3*	—	Consent of Woodburn and Wedge (contained in Exhibit 5.1).
24.1*	—	Powers of Attorney (included on the signature pages to this registration statement).

*	Filed herewith.

**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, and the omitted material has been separately filed with the Securities and Exchange Commission.
Item 17. Undertakings
     (a) The registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 1st day of April, 2010.

Endeavour International Corporation
By:	/s/ Robert L. Thompson
Robert L. Thompson
Senior Vice President & Chief Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Michael Kirksey and Robert L. Thompson, and each of them severally his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 1st day of April, 2010.

Signature	Title

/s/ William L. Transier	Chairman, Chief Executive Officer and President
William L. Transier	(Principal Executive Officer)

/s/ J. Michael Kirksey	Executive Vice President and Chief Financial Officer
J. Michael Kirksey	(Principal Financial Officer)

/s/ Robert L. Thompson	Senior Vice President and Chief Accounting Officer
Robert L. Thompson	(Principal Accounting Officer)

/s/ John N. Seitz	Vice Chairman
John N. Seitz

Signature	Title

/s/ Thomas D. Clark, Jr.	Director
Thomas D. Clark, Jr.

/s/ John B. Connally, III	Director
John B. Connally, III

/s/ Sheldon R. Erikson	Director
Sheldon R. Erikson.

/s/ Charles J. Hue Williams	Director
Charles J. Hue Williams

/s/ Leiv L. Nergaard	Director
Leiv L. Nergaard

/s/ Nancy K. Quinn	Director
Nancy K. Quinn

INDEX TO EXHIBITS

**2.1	—	Purchase and Sale and Participation Agreement by and between Endeavour and Hillwood Energy Alabama LP. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. Endeavour agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 19, 2010).

**2.2	—	Purchase and Sale Agreement between Endeavour and Cohort Energy Company. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. Endeavour agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 19, 2010).

4.1 (a)	—	Warrants to Purchase Common Stock issued to Trident Growth Fund, LP dated July 29, 2003 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.1 (b)	—	First Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.2	—	Warrant to Purchase 25,000 Shares of Common Stock issued to Trident Growth Fund, L.P. (Incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the Year Ended December 31, 2002).

4.3	—	Indenture, dated as of January 20, 2005, between Endeavour International Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 6.00% Convertible Senior Notes due 2012 (Incorporated by reference to our Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2005).

4.4	—	Registration Rights Agreement dated January 24, 2008 by and between Endeavour International Corporation and Smedvig QIF Plc (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).

4.5	—	Trust Deed dated January 24, 2008 by and among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).

4.6	—	Common Stock Purchase Warrant dated February 26, 2004 issued to Sanders Morris Harris Inc. in connection with the private placement of 25,000,000 shares of Endeavour’s common stock. (Incorporated by reference to Exhibit 10.24 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.7	—	Registration Rights Agreement dated February 4, 2010 by and between Endeavour International Corporation and the Purchasers (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (Commission File No. 001-32212) filed on February 5, 2010).

5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the securities.

12.1	—	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 of our Annual Report on Form 10-K (Commission File No. 001-32212) for the year ended December 31, 2009).

12.2	—	Computation of Ratio of Earnings to Fixed Charges and Preference Securities Dividends (Incorporated by reference to Exhibit 12.1 of our Annual Report on Form 10-K (Commission File No. 001-32212) for the year ended December 31, 2009).

23.1*	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.

23.2*	—	Consent of Netherland, Sewell & Associates, Inc.

23.3*	—	Consent of Woodburn and Wedge (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature pages to this registration statement).

*	Filed herewith.

**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, and the omitted material has been separately filed with the Securities and Exchange Commission.